Exhibit (a)(5)(ix)
CERTIFICATE OF ELIGIBILITY
The undersigned senior officer of Laidlaw International Inc. hereby certifies, for and on behalf of Laidlaw International Inc., and without personal liability, that the eligibility criteria set forth in subsection 12.1(1) of National Instrument 71-101 are satisfied and that the MJDS issuer bid circular of Laidlaw International Inc. (other than those portions thereof that have been prescribed by National Instrument 71-101) has been prepared in accordance with U.S. federal securities law.
Dated July 13, 2006
LAIDLAW INTERNATIONAL INC.
By: (signed) Beth Byster Corvino
Executive Vice President, General
Counsel and Corporate Secretary